Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

March 28, 2024

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as counsel to Matador Resources Company, a Texas corporation (the “Company”), in connection with the proposed issuance and sale in an underwritten public offering (the “Offering”) of an aggregate of up to 5,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to that certain Underwriting Agreement, dated March 25, 2024 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities LLC and BofA Securities, Inc., as the sole underwriters named therein.

We refer to the registration statement on Form S-3 (Registration Statement No. 333-278215) with respect to the registration of the offer and sale of Common Stock, including the Shares, and certain other securities of the Company, which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 25, 2024 and became effective automatically upon filing, and the related prospectus dated March 25, 2024 (the “Base Prospectus”), as supplemented by the final prospectus supplement relating to the sale of the Shares dated March 25, 2024 (together with the Base Prospectus, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinion hereinafter expressed, we examined the Amended and Restated Certificate of Formation of the Company, dated as of February 3, 2012, as amended to date, the Amended and Restated Bylaws of the Company, effective as of February 16, 2018, the Underwriting Agreement, the Texas Business Organizations Code, corporate records and documents related to the Company, certificates of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered in the Offering on behalf of the Company against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

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This opinion is limited in all respects to the federal laws of the United States of America and the laws of the state of Texas, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.